EXHIBIT 8

December 8, 2006

Capitol Bancorp Ltd.
Capitol Bancorp Center
200 Washington Square North, 4th Floor
Lansing, Michigan 48933

Re:	Federal Income Tax Consequences of Plan of Share Exchange

Ladies and Gentlemen:

We have acted as special federal income tax counsel to Capitol Bancorp Ltd., a Michigan corporation (“Capitol”) in connection with the Plan of Share Exchange (the “Plan”) between Capitol and Capitol Development Bancorp Limited II, a Michigan corporation (“CDBL II”) dated as of November 30, 2006.

Capitol has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form S-4 (the “Registration Statement”), with respect to the common shares of Capitol to be issued to holders of shares of Class B common stock of CDBL II (the “Class B Common Stock”) in connection with the Plan (the “Exchange”). In addition, Capitol has prepared, and we have reviewed, a Proxy Statement/Prospectus which is contained in and made a part of the Registration Statement (the “Proxy Statement”). In rendering our opinion, we have relied upon the facts stated in the Proxy Statement, the representations provided to us by Capitol and CDBL II, as summarized below, and upon such other documents as we have deemed appropriate, including the information about Capitol and CDBL II referenced in the Proxy Statement.

We have assumed and you have advised us that (i) all parties to the Plan, and to any other documents reviewed by us, have acted, and will act, in accordance with the terms of the Plan, (ii) all facts, information, statements and representations qualified by the knowledge and/or belief of Capitol and/or CDBL II will be complete and accurate as of the effective date of the Exchange as though not so qualified, (iii) the Exchange will be consummated pursuant to the terms and conditions set forth in the Plan without the waiver or modification of any such terms and conditions, (iv) the Exchange and the Plan will be authorized by and will be effected pursuant to and in compliance with applicable state law, (v) the transaction contemplated by the Plan complies with the legal requirements of applicable state and federal law, and (vi) the parties to the Plan have satisfied the legal requirements applicable to each party. We have also assumed that each CDBL II shareholder holds the shares of the Class B Common Stock to be surrendered in the Exchange as a capital asset.

In our review, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have assumed the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion also does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. Additionally, this opinion does not address the specific federal income tax consequences that may be relevant to a particular shareholder receiving special treatment under some federal income tax laws, including: (i) banks; (ii) tax-exempt organizations; (iii) insurance companies; (iv) dealers in securities or foreign currencies; (v) CDBL II shareholders, if any, who received their Class B Common Stock through the exercise of employee stock options or otherwise as compensation; (vi) CDBL II shareholders who are not U.S. persons; and (vii) CDBL II shareholders who hold the Class B Common Stock as part of a hedge, straddle, or conversion transaction.

Our opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), published judicial decisions, administrative regulations, published rulings and procedures in existence as of the above date. Future legislative, judicial or administrative changes, either prospective or retrospective, could affect our opinion. Our opinion is not binding on the Internal Revenue Service or the courts. Finally, we undertake no responsibility to update this opinion because of any future change which might affect this opinion for any reason.

Except for the opinions related to the federal income tax consequences stated herein, we have not reviewed nor do we render an opinion of the proposed form of the Exchange or the Plan. Further, no rulings have been or will be sought from the Internal Revenue Service regarding any matters relating to the Exchange.

Our opinion is predicated on the accuracy of the following representations provided to us by Capitol:

A. The fair market value of the Capitol common stock to be received by the CDBL II shareholders will be approximately equal to the fair market value of the Class B Common Stock surrendered in the Exchange.

B. Capitol has no plan or intention to liquidate CDBL II; to merge CDBL II into another corporation; to cause CDBL II to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of any of the CDBL II common stock acquired in the Exchange.

C. Capitol has no plan or intention to reacquire any of its common stock issued in the Exchange.

D. Capitol, CDBL II and the shareholders of CDBL II will pay their respective expenses, if any, incurred in connection with the Plan and the Exchange.

E. The only consideration that will be received by the shareholders of CDBL II for their Class B Common Stock in the Exchange is voting common stock of Capitol. Further, no liabilities of CDBL II or any CDBL II shareholder will be assumed by Capitol, nor will any of the Class B Common Stock acquired by Capitol in the Exchange be subject to any liabilities.

F. Capitol will not own as of immediately before the effective date of the Exchange, directly or indirectly, any CDBL II common stock other than the shares of Class A Common Stock of CDBL II (the “Class A Common Stock”) first acquired by Capitol upon the formation of CDBL II in April of 2004.

G. Any cash payment made by Capitol to CDBL II shareholders in lieu of fractional shares of Capitol is solely for the purpose of avoiding the expense and inconvenience to Capitol of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Exchange to the CDBL II shareholders instead of issuing fractional shares of Capital common stock will not exceed one percent of the total consideration that will be issued in the Exchange to the CDBL II shareholders in exchange for their Class B Common Stock. The fractional share interests of each CDBL II shareholder will be aggregated and no CDBL II shareholder will receive cash in an amount equal to or greater than the value of one full share of Capitol common stock.

H. Capitol is not an investment company as defined in Section 368(a)(2)(F)(iii) or (iv) of the Code.

I. The Exchange will be consummated in compliance with the material terms contained in the Registration Statement and the Plan, none of the material terms and conditions therein have been or will be waived or modified and Capitol has no plan or intention to waive or modify any such material condition.

J. None of the compensation received by any shareholder-employee of CDBL II will be separate consideration for, or allocable to, any of their shares of CDBL II stock; none of the shares of Capitol common stock received by any shareholder-employee of CDBL II will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee of CDBL II will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

Our opinion is also predicated on the accuracy of the following representations provided to us by CDBL II:

A. The Exchange will be consummated in compliance with the material terms contained in the Registration Statement and the Plan, none of the material terms and conditions therein have been or will be waived or modified and CDBL II has no plan or intention to waive or modify any such material condition.

B. The fair market value of the Capitol common stock to be received by the CDBL II shareholders will be approximately equal to the fair market value of the Class B Common Stock surrendered in the Exchange.

C. CDBL II has no plan or intention to issue additional shares of its stock that would result in Capitol losing “control” of CDBL II within the meaning of Section 368(c) of the Code.

D. Capitol, CDBL II and the shareholders of CDBL II will pay their respective expenses, if any, incurred in connection with the Plan and the Exchange.

E. CDBL II has two classes of common stock consisting of the Class A Common Stock and the Class B Common Stock. The Class A Common Stock is entitled to vote on all matters submitted to a vote of the shareholders of CDBL II under the applicable provisions of the Michigan Business Corporation Act, as amended. The Class B Common Stock is entitled to limited voting rights. Other than the Class A Common Stock and the Class B Common Stock, CDBL II has no other shares of capital stock authorized. At the time the Exchange is consummated, CDBL II will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire any stock in CDBL II, or which would otherwise affect Capitol’s acquisition or retention of control of CDBL II as defined in Section 368(c) of the Code.

F. Following the consummation of the Exchange, CDBL II will continue its historic business or use a significant portion of its historic business assets in a business.

G. CDBL II is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

H. On the effective date of the Exchange, the fair market value of the assets of CDBL II will exceed the sum of its liabilities and the liabilities, if any, to which the assets are subject.

I. None of the compensation received by any shareholder-employee of CDBL II will be separate consideration for, or allocable to, any of their shares of CDBL II stock; none of the shares of Capitol common stock received by any shareholder-employee of CDBL II will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee of CDBL II will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

Based upon and subject to the foregoing, and subject to the qualifications, limitations, representations and assumptions contained in the portion of the Proxy Statement captioned “Material Federal Income Tax Consequences” and incorporated by reference in this opinion, we are of the opinion that:

1. The Exchange will qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code;

2. No gain or loss will be recognized by the shareholders of CDBL II who exchange their Class B Common Stock in the Exchange solely for Capitol common stock (except with respect to cash received instead of fractional shares of Capitol common stock);

3. The aggregate tax basis of the Capitol common stock received by CDBL II shareholders who exchange all of their Class B Common Stock for Capitol common stock in the Exchange will be the same as the aggregate tax basis of the Class B Common Stock surrendered in the Exchange (reduced by any adjusted basis allocable to a fractional share of Capitol common stock for which cash is received);

4. The holding period of the Capitol common stock received by a former shareholder of CDBL II will include the holding period of shares of Class B Common Stock surrendered in the Exchange; and

5. A holder of Class B Common Stock who receives a cash payment instead of a fractional share of Capitol common stock will recognize capital gain or loss to the extent such cash payment is treated pursuant to Section 302 of the Code as made in exchange for the fractional share. Such gain or loss will be equal to the difference between the cash amount received and the portion of the holder's adjusted basis in shares of Class B Common Stock allocable to the fractional share, and such gain or loss will be long-term capital gain or loss for federal income tax purposes if the holder's holding period in the Class B Common Stock satisfies the long-term holding period requirement.

No opinion is expressed on any matters other than those specifically stated. This opinion is furnished to you for use in connection with the Registration Statement and may not be used for any other purpose without our prior express written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement filed by Capitol with the Securities and Exchange Commission for the purpose of registering Capitol’s shares under the Securities Act and to the use of our name in that portion of the Proxy Statement captioned “Material Federal Income Tax Consequences.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

A copy of this opinion is included as an exhibit to the Registration Statement as a document required to be filed with the Securities and Exchange Commission pursuant to the rules and regulations promulgated under the Securities Act by the Securities and Exchange Commission. Accordingly, this opinion does not constitute a “covered opinion” within the meaning of section 10.35 of Treasury Department Circular No. 230 promulgated by the United States Department of Treasury in Title 31 of the Code of Federal Regulations.

Respectfully submitted,

Miller, Canfield, Paddock and Stone, p.l.c.